Exhibit 3.4

OPERATING AGREEMENT

FOR SINGLE MEMBER, MEMBER MANAGED

DATE: 03/02/21

PARTY: Ramy El Batrawi

RECITAL:

The party to this agreement (the “Member”) is signing this agreement for the purpose of forming a limited liability company under the Limited Liability Company Act of the state of Delaware (the “Act”).

AGREEMENTS:

1.	FORMATION

1.1 Name. The name of this limited liability company (the “Company”) is EV Mobility,

1.2 Articles of Organization. Articles of organization for the Company were filed with the Secretary of State for the state of Delaware on March 2nd,2021

1.3 Duration. The Company will exist until dissolved as provided in this agreement.

1.4 Principal Office. The Company’s principal office will initially be at 433 N Camden DR.# 600, Beverly Hills CAS 90210, but may be relocated by the Member at any time.

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1.5 Designated Office and Agent for Service of Process. The Company’s initial designated office will be at 16192 Coastal Highway, Lewes, DE 19958, and the name of its initial agent for service of process at that address will be Harvard Business Services, Inc. The Company’s designated office and its agent for service of process may only be changed by filing notice of the change with the Secretary of State of the state in which the articles of organization of the Company were filed.

1.6 Purposes and Powers. The Company is formed for the purpose of engaging in any lawful business that a limited liability company may engage in under the Act. The Company has the power to do all things necessary, incident, or in furtherance of that business.

1.7 Title to Assets. Title to all assets of the Company will be held in the name of the Company. The Member does not have any right to the assets of the Company or any ownership interest in those assets except indirectly as a result of the Member’s ownership of an interest in the Company.

2.	MEMBER

2.1 Name and Address. The name and address of the sole member of the Company is: Ramy El Batrawi, 433 N Camden DR # 600, Beverly Hills, CA 90210.

2.2 Termination of Member’s Interest. The Member will cease to be a member of the Company upon the Member’s death, incompetency, or bankruptcy, or upon assignment of the Member’s entire membership interest. Unless there are one or more other members of the Company, the person who is the holder of the Member’s interest immediately after the Member ceases to be a member will become a member. If there are one or more other members of the Company at the time the Member ceases to be a member, the person who is the holder of the Member’s interest immediately after the Member ceases to be a member will become a member only with the consent of the other member or members.

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2.3 Additional Members. Except for the holder of a member’s interest who becomes a member under the provisions of the section of this agreement relating to termination of member’s interest, additional members of the Company may be admitted only by written agreement of the Member and the additional members.

3.	CAPITAL

3.1 Initial Capital Contribution. The initial capital contribution of the Member will be made by the Member’s transferring to the Company all of the assets of the business currently being operated by the Member as a sole proprietorship under the name *, subject to all of the liabilities of such business. The assets and liabilities of such business are described on the balance sheet of the business attached to this agreement as Exhibit A. The transfer will be made promptly following the signing of this agreement.

3.2 Additional Contributions. Except as otherwise provided in the Act, the Member is not required to contribute additional capital to the Company. But the Member may make additional capital contributions to the Company from time to time as the Member wishes.

3.3 No Interest on Capital Contributions. No interest will be paid on capital contributions.

3.4 Capital Account. A capital account will be maintained for the Member. The Member’s capital account will be credited with all capital contributions made by the Member and with all income and gain (including any income exempt from federal income tax) of the Company, and the Member’s capital account will be charged with the amount of all distributions made to the Member and with all losses and deductions (including deductions attributable to tax- exempt income) of the Company.

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4.	PROFITS AND LOSSES AND DISTRIBUTIONS

4.1 Profits and Losses. The entire net profit or net loss of the Company for each fiscal year will be allocated to the Member and must be reported by the Member on all federal, state, and local income and other tax returns required to be filed by the Member.

4.2 Distributions. Subject to the restrictions governing distributions under the Act, distributions of cash or property may be made from time to time by the Company to the Member, as the Member directs. But the assets of the Company may not be used to pay the separate expenses of the Member, to make personal investments for the account of the Member, or for any other purpose not related to the business of the Company.

5.	ADMINISTRATION OF COMPANY BUSINESS

5.1 Management. The Member has the sole right to manage and conduct the Company’s business. Actions by the Member relating to the management of the Company may be memorialized in written resolutions signed by the Member, but written resolutions are not required to authorize action by the Member.

5.2 Authority of Member. The Member is the agent of the Company and has authority to bind the Company on all matters. The authority of the Member includes, without limitation, the authority to: (a) sell, lease, exchange, mortgage, pledge, or otherwise transfer or dispose of all or substantially all of the property or assets of the Company; (b) merge the Company with any other entity; (c) amend the articles of organization of the Company or this agreement; (e) change the nature of the business of the Company; or (f) commence a voluntary bankruptcy case for the Company.

5.3 Compensation and Reimbursement. The Member is not entitled to the payment of any salary or other compensation for services provided to the Company. The Member is, however, entitled to reimbursement from the Company for reasonable expenses incurred on behalf of the Company, including expenses incurred in the formation, dissolution, and liquidation of the Company.

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6.	ACCOUNTING AND RECORDS

6.1 Books and Records. The Company may keep such books and records relating to the operation of the Company as are appropriate and adequate for the Company’s business. The books and records are to be available for inspection by the Member at the principal office of the Company.

6.2 Separate Accounts. The funds, assets, properties, and accounts of the Company must be maintained separately, and may not be commingled with those of the Member or any other person.

6.3 Fiscal Year. The fiscal year of the Company will be the calendar year.

7.	DISSOLUTION AND WINDING UP

7.1 Events of Dissolution. The Company will dissolve upon the earlier of (a) approval of dissolution by the Member or (b) such time as the Company has no members. Neither the death, incompetency, or bankruptcy of the Member nor the assignment of the Member’s entire membership interest will dissolve the Company.

7.2 Winding Up and Liquidation. Upon the dissolution of the Company, the affairs of the Company must be wound up by the Member. If the affairs of the Company are to be wound up, a full account must be taken of the assets and liabilities of the Company, and the assets of the Company must then be promptly liquidated. The proceeds must first be paid to creditors of the Company in satisfaction of all liabilities and obligations of the Company, including, to the extent permitted by law, liabilities and obligations owed to the Member as a creditor. Any remaining proceeds may then be distributed to the Member. Property of the Company may be distributed in kind in the process of winding up and liquidation.

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7.3 Negative Capital Account. If the Member has a negative balance in the Member’s capital account upon liquidation of the Company, the Member will have no obligation to make any contribution to the capital of the Company to make up the deficit, and the deficit will not be considered a debt owed to the Company or any other person for any purpose.

8.	INDEMNIFICATION AND LIABILITY LIMITATION

8.1 Indemnification. The Company must indemnify the Member to the fullest extent permissible under the law of the state in which the articles of organization of the Company have been filed, as the same exists or may hereafter be amended, against all liability, loss, and costs (including, without limitation, attorneys’ fees) incurred or suffered by the Member by reason of or arising from the fact that the Member is or was a member of the Company, or is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust, benefit plan, or other enterprise. The Company may, by action of the Member, provide indemnification to employees and agents of the Company who are not members. The indemnification provided in this section will not be exclusive of any other rights to which any person may be entitled under any statute, agreement, resolution of the Member, contract, or otherwise.

8.2 Limitation of Liability. The Member is not liable to the Company for monetary damages resulting from the Member’s conduct except to the extent that the Act, as it now exists or may be amended in the future, prohibits the elimination or limitation of liability of members of limited liability companies. No repeal or amendment of this section or of the Act will adversely affect any right or protection of the Member for actions or omissions prior to the repeal or amendment.

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9.	MISCELLANEOUS PROVISIONS

9.1 Amendment. The Member may amend or repeal all or part of this agreement by written instrument.

9.2 Governing Law. This agreement will be governed by the law of the state in which the articles of organization of the Company have been filed.

9.3 Severability. If any provision of this agreement is invalid or unenforceable, it will not affect the remaining provisions.

Ramy El-Batrawi

/s/ Ramy El-Batrawi
Name of Member

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